Exhibit 14.1

INTELLIGENT PROTECTION MANAGEMENT CORP.
CODE OF CONDUCT

Introduction

The Board of Directors (the “Board”) of Intelligent Protection Management Corp. (together with its subsidiaries, “we,” “our,” “us” or the “Company”) has adopted this Code of Conduct (this “Code”) in order to:

●	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

●	promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

●	promote compliance with applicable governmental laws, rules and regulations;

●	promote the protection of Company assets, including corporate opportunities and confidential information;

●	promote fair dealing practices;

●	deter wrongdoing; and

●	ensure accountability for adherence to this Code.

This Code applies to all officers, directors and employees of the Company. All directors, officers and employees are required to be familiar with this Code, comply with its provisions and report any suspected violations as described below.

1.	Our Commitment

The officers, directors and employees of the Company are committed to honesty, just management, fairness, providing a safe and healthy environment and respecting the dignity due everyone. For the communities in which we live and work, we are committed to observe sound business practices and to act as concerned and responsible neighbors, reflecting all aspects of good citizenship.

For our stockholders, we are committed to pursuing sound growth and earnings objectives and to exercising prudence in the use of our assets and resources.

2.	Promote a Positive and Safe Work Environment

All employees want and deserve a workplace where they feel safe, respected, satisfied and appreciated. We respect cultural diversity and will not tolerate harassment or discrimination of any kind, especially involving race, color, sex, religion, gender, age, national origin, disability, gender identity or expression, sexual orientation, veteran or marital status or any other characteristic protected by law.

Providing an environment that supports honesty, integrity, respect, trust, responsibility and citizenship permits us the opportunity to achieve excellence in our workplace. While everyone who works for the Company must contribute to the creation and maintenance of such an environment, our executives and management personnel assume special responsibility for fostering a work environment that will bring out the best in all of us. Supervisors and managers must be careful in words and conduct to avoid placing, or seeming to place, pressure on subordinates that could cause them to deviate from acceptable ethical behavior.

3.	Protect Yourself, Your Fellow Employees and the World We Live In

We are committed to providing a drug-free, safe and healthy work environment and to observing environmentally sound business practices. We will strive, at a minimum, to do no harm and where possible, to make the communities in which we work a safer and better place to live. Each of us is responsible for compliance with environmental, health and safety laws and regulations. In addition, we do not ever wish for an employee to undertake an unreasonable physical risk in his or her job performance or a risk outside the scope of his or her employment.

4.	Keep and Retain Accurate and Complete Records

We must maintain accurate and complete Company records. Transactions between the Company and outside individuals and organizations must be promptly and accurately entered into our books in accordance with generally accepted accounting practices and principles, government requirements, and the Company’s system of internal controls. In addition, any Company filings with regulatory authorities must be accurate, understandable and prepared in a timely manner. No one should rationalize or even consider misrepresenting facts or falsifying records. Such actions will not be tolerated and will result in disciplinary action.

The Company’s records must be retained according to applicable laws and policies relating to the retention of records. Any records that are potentially relevant to a breach of law, litigation or any pending, threatened or foreseeable, investigation or proceeding must not be destroyed. Any questions regarding record retention should be directed to the Company’s Corporate Secretary.

5.	Compliance with Laws

Officers, directors and employees must conduct our business in accordance with all applicable city, state, federal and international laws and regulations, both in letter and in spirit. Compliance with the law does not comprise our entire ethical responsibility. Rather, it is a minimum, absolutely essential condition for performance of our duties. Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Any question regarding compliance should be addressed to the Chief Financial Officer.

Officers, directors and employees must strictly adhere to all antitrust laws. These laws prohibit practices in restraint of trade such as price fixing and boycotting suppliers or customers. They also bar pricing intended to run a competitor out of business, disparaging, misrepresenting or harassing a competitor, stealing trade secrets, bribery and kickbacks.

6.	Avoid Conflicts of Interest

A conflict of interest can arise when your personal, outside business or family interests interfere or appear to interfere with your ability to make business decisions in the best interest of the Company. An actual conflict of interest exists when your personal interest and professional responsibility at the Company conflict, including your ability to remain objective in your role at the Company. A perceived conflict of interest exists when it appears your personal interests may compromise carrying out your professional responsibility at the Company in an objective manner. We seek to avoid any activity that is a conflict of interest or has the appearance of a conflict of interest with the Company. Officers, directors and employees should not have any financial or other business relationships that might impair, or even appear to impair, the independence of any judgment they may need to make on behalf of the Company.

Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or officer or their family members are expressly prohibited.

Officers and employees are under a continuing obligation to disclose to their immediate supervisor or the Company’s Chief Financial Officer any situation that presents the possibility of a conflict or disparity of interest between the officer, director or employee and the Company. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Chief Financial Officer with a written description of the activity and seeking the Chief Financial Officer’s written approval. Any transaction that may involve potential conflicts of interest with officers and directors must be reviewed and approved by the Audit Committee of the Board (the “Audit Committee”). Directors should disclose any potential conflict to the Audit Committee and obtain a waiver from the Audit Committee before serving on the board of directors of a potential competitor or a customer, vendor or contractor of the Company. Disclosure of any potential conflict is the key to remaining in full compliance with this policy.

If a potential conflict of interest would constitute a “related party transaction” that would be required to be disclosed pursuant to applicable federal securities laws or accounting standards or regulations, the terms of the proposed transaction must be reported in writing to the Chief Executive Officer or the Chief Financial Officer, and must be reviewed and approved by the Audit Committee. Generally, a related party transaction is a transaction that involves a director, an executive officer, a person known by us to be the beneficial owner of more than 5% of our common stock or an immediate family member of any of the foregoing, directly or indirectly, and the Company that exceeds (i) $120,000 in amount (or if in another currency, an amount equivalent to $120,000) or (ii) if the Company qualifies as a “smaller reporting company”, the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years. If an officer, director or employee has any questions as to whether a proposed transaction is a “related party transaction,” such person should contact the Company’s Chief Financial Officer for clarification.

Officers, directors and employees should not: (i) take for themselves personally opportunities that are discovered through the use of Company property, information or position; (ii) use Company property, information or position for personal gain; or (iii) directly compete with the Company.

7.	Fair Dealing

We must comply with the laws and regulations that pertain to management of the Company. We will compete fairly and ethically for all business opportunities. Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer or employee shall take unfair advantage of anyone through manipulation, concealment or abuse of privileged information, misrepresentation of facts or any other unfair dealing practices. In circumstances where there is reason to believe that the release or receipt of non-public information is unauthorized, do not attempt to obtain and do not accept such information from any source.

If you are involved in Company transactions, you must be certain that, to your knowledge, all statements, communications and representations are accurate and truthful.

8.	Avoid Illegal and Questionable Gifts or Favors

The sale and marketing of our products and services, and the procurement of products and services from third parties, should always be free from even the perception that favorable treatment was sought, received or given in exchange for the furnishing or receipt of business courtesies. Officers, directors and employees of the Company will neither give nor accept business courtesies that constitute, or could be reasonably perceived as constituting, unfair business inducements or that would violate law, regulation or policies of the Company, or could cause embarrassment to or reflect negatively on the Company’s reputation. Personal gifts and entertainment offered by persons doing business with the Company may be accepted when offered in the ordinary and normal course of the business relationship. However, the frequency and value of any such gifts or entertainment may not be so excessive that the ability to exercise independent judgment on behalf of the Company is or may appear to be compromised. Accordingly, if one receives or is offered a gift that is believed to have a value in excess of the lesser of (i) 0.5% of your annual base compensation, if applicable, and (ii) $500.00, or entertainment that is in excess of usual and customary levels, by any person providing or offering goods or services to the Company, you must promptly disclose the same to your supervisor who will advise you in writing whether the gift or entertainment is proper, based upon the standards set out in this Code. Any gift or entertainment determined to be improper must be returned, reimbursed or refused by you.

9.	Maintain the Integrity of Consultants, Agents and Representatives

Business integrity is a key standard for the selection and retention of those who represent the Company. Agents, representatives and consultants must certify their willingness to comply with the Company’s policies and procedures and must never be retained to circumvent the Company’s values and principles. Paying bribes or kickbacks, engaging in industrial espionage, obtaining the proprietary data of a third party without authority or gaining inside information or influence are just a few examples of what could give the Company an unfair competitive advantage and could result in violations of law.

10.	Protect Proprietary Information

Proprietary Company information may not be disclosed to anyone without proper authorization. Proprietary documents must be protected and secure. In the course of normal business activities, suppliers, customers and competitors may sometimes divulge to you information that is proprietary to their business. Respect the confidentiality of such proprietary information. In the event your employment with the Company should terminate, you will surrender to the Company all papers, documents, writings and other tangible property produced by you or coming into your possession by or through your employment (except as it relates to working conditions or wages). You will also surrender to the Company or delete electronically-stored proprietary Company information, and you agree that all such materials will at all times remain the property of the Company, unless otherwise approved in writing by an executive officer of the Company.

As set forth in the Company’s Insider Trading Policy, the Company prohibits the unauthorized disclosure of any material nonpublic information (as described therein) acquired in the workplace and prohibits the misuse of material nonpublic information in securities trading. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Officers, directors and employees may not, therefore, disclose such information to anyone outside the Company, including family members and friends or on any internet-based forum, other than in accordance with those procedures. You should carefully review the Company’s Insider Trading Policy and abide by the guidelines set forth in the policy before engaging in any transactions involving the Company’s securities.

To the extent applicable, there are also unique procedures to be followed to protect our proprietary information when providing Company technical data or computer software to the U.S. Government or any other government. These procedures must be understood before delivering our goods or services to governments. The Chief Financial Officer can assist you with this.

Nothing in this Code prohibits employees from (i) reporting possible violations of law or regulation to, or communicating with or testifying before, any governmental agency or entity, including but not limited to (A) the U.S. Department of Justice, the SEC, the U.S. Congress, and any U.S. agency Inspector General, and (B) similar competent authorities in any non-U.S. jurisdiction, to the extent that any such authority has specific power under applicable law to receive or request the relevant information, (ii) making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation, or (iii) disclosing information about wages or working conditions that is not proprietary Company information. Employees do not need the Company’s prior authorization to make any such reports or disclosures and they are not required to notify the Company that they have made such reports or disclosures. Furthermore, nothing in this Code prohibits or limits employees from reporting possible violations to the Company in accordance with the Company’s Whistleblower Policy.

11.	Protection and Proper Use of Company Assets

Personal use of Company property must always be in accordance with corporate policy. Proper use of Company property, information resources, material, facilities and equipment is the responsibility of each officer, director and employee of the Company. Each officer, director and employee of the Company should use and maintain these assets with the utmost care and respect, guarding against waste and abuse and never borrow or remove Company property without management’s permission.

12.	Political Contributions and Activities

The Company encourages its employees to become involved in civic affairs and to participate in the political process. Employees must understand, however, that their involvement and participation must be on an individual basis, on their own time and at their own expense. Federal, local and state laws govern political contributions and activities and may restrict certain donations from the Company, whether in the form of funds, goods or services, or employees’ work time.

13.	Public Disclosure

The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules. Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel. In addition, each director, officer and employee who is involved in the Company’s disclosure process must be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting and take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

14.	Reporting and Enforcement; Waivers

Reporting and Investigation of Violations

Actions prohibited by this Code involving directors or executive officers must be reported to the Audit Committee. Actions prohibited by this Code involving anyone other than a director or executive officer must be reported to the reporting person’s supervisor or the Chief Financial Officer. Actions prohibited by this Code may also be reported anonymously pursuant to the Corporate Compliance/Whistleblower Hotline (the “Hotline”). The Hotline is intended to provide an avenue for directors, officers and employees to raise concerns and reassurance that they will be protected from reprisals or victimization for whistleblowing in good faith. However, if a reporting person feels that their anonymity is not required then they should follow our existing reporting procedure. The Audit Committee receives a copy of each report made through the Hotline.

The Company’s Chief Financial Officer is responsible for investigating all reported complaints and allegations concerning violations of this Code by anyone other than an executive officer or director. Any reported complaints and allegations regarding an executive officer or a director shall be investigated by the Audit Committee.

All directors, officers and employees are expected to cooperate in any internal investigation of misconduct. Persons subject to disciplinary measures shall include, in addition to the violator, others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who if requested to divulge information withhold material information regarding a violation, and (iii) supervisors who approve or condone the violations or attempt to retaliate against employees or agents for reporting violations or violators.

Enforcement

The Company must ensure prompt and consistent action against violations of this Code. If, after investigating a report of an alleged prohibited action by any person other than an executive officer or director, the Chief Financial Officer determines that a violation of this Code has occurred, the Chief Financial Officer will report such determination to the Audit Committee. If, after investigating a report of an alleged prohibited action by a director or officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board.

Upon the Audit Committee’s receipt from the Chief Financial Officer of a determination that there has been a violation of this Code by a person other than an executive officer or director, the Audit Committee will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities. Upon the Board’s receipt from the Audit Committee of a determination that there has been a violation of this Code by an executive officer or director, the Board will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

Prohibition on Retaliation

Persons subject to disciplinary measures shall include, in addition to the violator, others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who if requested to divulge information withhold material information regarding a violation, and (iii) supervisors who approve or condone the violations or attempt to retaliate against employees or agents for reporting violations or violators.

Waivers

If an officer, director or employee is uncertain whether a particular activity or relationship requires a waiver of this Code, the officer, director or employee should disclose it to the Company’s Chief Financial Officer (or the Audit Committee if you are an executive officer or a director), who will determine whether a waiver of this Code is required. If a waiver is required, the Company’s Audit Committee (or the Board in the case of an executive officer or director) will determine whether a waiver will be granted and any disclosures that must be made to stockholders. You may be required to agree to conditions before a waiver or a continuing waiver is granted.

15.	Conclusion

No Code can cover every situation that might arise in a company. This Code is designed to let all of the Company’s officer, directors and employees know the Company’s basic guiding principles and provide explanation on how to handle various situations. If you have questions on any situation, whether or not described in this Code, please ask. The first place to turn is your immediate supervisor or manager. If you are uncomfortable discussing a situation with your immediate supervisor or manager, you may go to anyone in management whom you feel comfortable with, including the Chief Financial Officer or the Audit Committee. We cannot stress our final point enough: “When in doubt, ask.”

This Code is subject to repeal and amendment at any time by the Board. This Code should not be construed as a contract of employment and does not change any person’s status as an at-will employee, if applicable, or otherwise alter any separate employment agreement any person has with the Company. This Code is for the benefit of the Company, and no other person is entitled to enforce this Code. This Code does not, and should not be construed to, create any private cause of action or remedy in any other person for a violation of this Code.

Last Updated: January 2, 2025

CODE OF CONDUCT Acknowledgment

By signing below, I acknowledge and certify that I have received, read, and understand the Code of Conduct (the “Code”) of Intelligent Protection Management Corp. (the “Company”).

I acknowledge that, unless otherwise stated in a separate employment agreement with the Company, my employment relationship with the Company is terminable at will, by the Company or me, at any time, for any reason, with or without cause.

I agree (i) to comply with the Code and conduct the business of the Company in keeping with the highest ethical standards and (ii) to comply with international, federal, state and local laws applicable to the Company’s businesses. I understand that failure to comply with the Code will lead to disciplinary action by the Company, which may include termination of my employment and/or the reduction of compensation or demotion.

Please note that regardless of whether you return an executed signature page, the Code is enforceable as long as you remain a director, officer or employee of Intelligent Protection Management Corp.

(Please Print)

Name

Business Unit/Location

Position Title

Signature

Date

Please sign and return entire document to the Chief Financial Officer and keep a copy for your own files.

Signature Page to the Acknowledgment of the Code of Conduct